As filed with the U.S. Securities and Exchange Commission on May 27, 2021.

Registration No. 333-233363

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INX LIMITED

(Exact name of registrant as specified in its charter)

Gibraltar	6200	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

+1 302 738 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark S. Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 +1 212 547 5400	Yuval Horn, Adv. Roy Ribon, Adv. Horn & Co. Law Offices Amot Investments Tower 2 Weizmann Street, 24th Floor Tel Aviv 6423902, Israel +972 3 637 8200	Aaron Payas, CFA Andrew Montegriffo Hassans International Law Firm Limited Madison Building, Midtown, Queensway, Gibraltar GX11 1AA +350 200 79000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form F-1 (Commission File No. 333-233363), originally filed by INX Limited, a Gibraltar company (the “Company”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on August 20, 2020 (as amended, the “Registration Statement”). The Registration Statement registered 130,000,000 INX Tokens.

On May 5, 2021, the issuer filed Post-Effective Amendment No. 3 to the Registration Statement to deregister 34,832,895.80491 INX Tokens that remained registered but unsold in the offering. Subsequent to this filing, the issuer determined that only 34,657,929.13825 INX Tokens remained unsold after the termination of the offering on April 22, 2021.

Accordingly, this Post-Effective Amendment No. 4 is being filed solely to correct an error in the number of INX Tokens to be deregistered. As of the close of business on April 22, 2021, 34,657,929.13825 of the INX Tokens remain unsold and are being removed from registration. This Post-Effective Amendment No. 4 supersedes and replaces Post-Effective Amendment No. 3 in its entirety.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 4 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on May 27, 2021.

INX limited

By:	/s/ Shy Datika		By:	/s/ Oran Mordechai
	Name:	Shy Datika		Name:	Oran Mordechai
	Title:	President		Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 4 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.